RBC Capital Markets®	Filed Pursuant to Rule 433 Registration Statement No. 333-171806

The information in this preliminary terms supplement is not complete and may be changed.

Preliminary Terms Supplement
Subject to Completion:
Dated November 16, 2012

Pricing Supplement Dated November __, 2012 to the Product
Prospectus Supplement ERN-COMM-1 Dated February 24, 2011,
Prospectus Supplement Dated January 28, 2011, and Prospectus
Dated January 28, 2011
$ __________ Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019 Royal Bank of Canada

Royal Bank of Canada is offering the Buffered Bullish Enhanced Return Notes (the “Notes”) linked to the performance of the Reference Asset named below.

The CUSIP number for the Notes is 78008SRA6. The Notes provide a 150% leveraged positive return if the level of the Reference Asset increases from the Initial Level to the Final Level, subject to the Maximum Redemption Amount of 154% of the principal amount of the Notes. The Notes do not pay interest, and investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease from the Initial Level to the Final Level of more than 20%.  Any payments on the Notes are subject to our credit risk.

Issue Date: November 21, 2012

Maturity Date: November 21, 2019

The Notes will not be listed on any U.S. securities exchange.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated February 24, 2011, and “Selected Risk Considerations” on page P-6 of this terms supplement.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this terms supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	%	$
Underwriting discounts and commissions	%	$
Proceeds to Royal Bank of Canada	%	$

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

If the Notes priced on the date of this terms supplement, RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, would receive a commission of approximately $35.00 per $1,000 in principal amount of the Notes and would use a portion of that commission to allow selling concessions to other dealers of up to approximately $35.00 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.  If the Notes priced on the date of this terms supplement, the price of the Notes would also include a profit of approximately $5.00 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes.

We may use this terms supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this terms supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this terms supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this terms supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	Dow Jones-UBS Commodity IndexSM - Excess Return

Bloomberg Ticker:	DJUBS

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

Pricing Date:	November 16, 2012

Issue Date:	November 21, 2012

CUSIP:	78008SRA6

Valuation Date:	November 18, 2019

Payment at Maturity (if held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 principal amount per Note equal to the lesser of:

1.   Principal Amount + (Principal Amount x Percentage Change x Leverage Factor); and
2.   Maximum Redemption Amount

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -20%), then the investor will receive the Principal Amount.

If, on the Valuation Date, the Percentage Change is negative by more than the Buffer Percentage (that is, the Percentage Change is less than -20%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)]

Percentage Change:	The Percentage Change, expressed as a percentage, is calculated using the following formula: Final Level – Initial Level Initial Level

Initial Level:	The closing level of the Reference Asset on the Pricing Date.

Final Level:	The closing level of the Reference Asset on the Valuation Date.

Leverage Factor:	150% (subject to the Maximum Redemption Amount)

Maximum Redemption Amount:	154% multiplied by the principal amount

Buffer Percentage:	20%

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

Buffer Level:	80% of the Initial Level

Maturity Date:	November 21, 2019, subject to extension for market and other disruptions, as described in the product prospectus supplement dated February 24, 2011.

Term:	Seven (7) years

Principal at Risk:
The Notes are NOT principal protected.  You may lose a substantial portion of your principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 20%.

Calculation Agent:	RBCCM

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this terms supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated February 24, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this terms supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated February 24, 2011, as modified by this terms supplement.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

ADDITIONAL TERMS OF YOUR NOTES

You should read this terms supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated February 24, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this terms supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this terms supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this terms supplement carefully.

This terms supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated February 24, 2011, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-COMM-1 dated February 24, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000603/f223112424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this terms supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

Royal Bank of Canada has filed a registration statement (including a product prospectus supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this terms supplement relates.  Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the product prospectus supplement, the prospectus supplement and the prospectus if you so request by calling toll-free at 1-866-609-6009.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on the Valuation Date or on any trading day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate principal amount of $1,000, a Buffer Percentage of 20% (the Buffer Level is 80% of the Initial Level), a Leverage Factor of 150%, a Maximum Redemption Amount of 154% of the principal amount, and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5%

	Payment at Maturity:	$1,000 + ($1,000 x 5% x 150%) = $1,000 + $75.00 = $1,075.00

	On a $1,000 investment, a 5% Percentage Change results in a Payment at Maturity of $1,075.00, a 7.50% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	60%

	Payment at Maturity:	$1,000 + ($1,000 x 60% x 150%) = $1,000 + $900.00 = $1,900.00 however, the Maximum Redemption Amount is $1,540.00

	On a $1,000 investment, a 60% Percentage Change results in a Payment at Maturity of $1,540.00, a 54.00% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-10%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 4—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-30%

	Payment at Maturity:	$1,000 + [$1,000 x (-30% + 20%)] = $1,000 - $100.00 = $900.00

	On a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $900.00, a -10% return on the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the section “Additional Risk Factors Specific to the Notes,” beginning on page PS-4 of the product prospectus supplement.  In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:

•
Principal at Risk – Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the level of the Reference Asset.  You will lose 1% of the principal amount of your Notes for each 1% that the Final Level is less than the Initial Level by more than 20%.

•
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Your Potential Payment at Maturity Is Limited – The Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation, because the payment at maturity will not exceed the Maximum Redemption Amount.  Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the level of the Reference Asset increases after the pricing date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity – The price at which you purchase of the Notes includes a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the Notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Market Disruption Events and Adjustments – The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement.  For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

•
The Notes Are Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return (the “Index”) and Not the Dow Jones-UBS Commodity Index Total ReturnSM.  The Dow Jones-UBS Commodity IndexSM - Excess Return reflects returns that are potentially available through an unleveraged investment in the applicable Index futures.  In contrast, the Dow Jones-UBS Commodity Index Total ReturnSM is a total return index which, in addition to reflecting the same returns of the Dow Jones-UBS Commodity IndexSM - Excess Return, also reflects interest that could be earned on cash collateral invested in three–month U.S. Treasury bills.  Because the Notes are linked to the Dow Jones-UBS Commodity IndexSM - Excess Return and not the Dow Jones-UBS Commodity Index Total ReturnSM, the Redemption Amount will not reflect this total return feature.

•
Risks Associated with the Reference Asset May Adversely Affect the Market Price of the Notes.  Because the Notes are linked to the Reference Asset, which reflects the return on futures contracts on different exchange-traded physical commodities, it will be less diversified than funds or investment portfolios investing in a broader range of products.  As a result, the market price of the Notes could be subject to greater volatility.  Additionally, the annual composition of the Reference Asset will be calculated in reliance upon historic price, liquidity, and production data that are subject to potential errors in data sources or errors that may affect the weighting of components of the Reference Asset.  CME Indexes and UBS Securities LLC (“UBS Securities”) may not discover every discrepancy.  Finally, subject to the minimum/maximum diversification limits, the exchange-traded physical commodities underlying the futures contracts included in the Reference Asset from time to time are concentrated in a limited number of sectors, particularly energy, metals, livestock, grains, and softs.  As a result, an investment in the Notes may carry risks similar to a concentrated securities investment in a limited number of industries or sectors.  See “The Dow Jones-UBS Commodity IndexSM - Excess Return—Annual Reweighting and Rebalancing of the Index.”

•
Higher future prices of the Reference Asset Commodities Relative to Their Current Prices May Decrease the Amount Payable on the Notes.  The Reference Asset is composed of futures contracts on physical commodities.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity.  As the exchange-traded futures contracts that comprise the Reference Asset approach expiration, they are replaced by contracts that have a later expiration.  Thus, for example, a contract purchased and held in September may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This process is referred to as “rolling.”  If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.”  While many of the contracts included in the Reference Asset have historically exhibited consistent periods of backwardation, backwardation most likely will not exist at all times.  Moreover, certain of the commodities included in the Reference Asset, such as gold, have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  The absence of backwardation in the commodity markets could result in negative “roll yields,” which could adversely affect the level of the Reference Asset and, accordingly, decrease the amount payable on the notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

•
Trading and Other Transactions by UBS AG (“UBS”), UBS Securities, and Their Affiliates in the Futures Contracts Comprising the Reference Asset and the Underlying Commodities May Affect the Level of the Reference Asset.  UBS, UBS Securities and their affiliates actively trade futures contracts and options on futures contracts on the Index Commodities.  UBS Securities and its affiliates also actively enter into or trade and market securities, swaps, options, derivatives, and related instruments which are linked to the performance of commodities or are linked to the performance of the Reference Asset.  Certain of UBS Securities’ affiliates may underwrite or issue other securities or financial instruments linked to the Reference Asset and related indices, and Dow Jones Trademark Holdings, LLC (“Dow Jones”), UBS Securities and certain of their affiliates may license the Reference Asset for publication or for use by unaffiliated third parties.  These activities could present conflicts of interest and could affect the level of the Reference Asset.  For instance, a market-maker in a financial instrument linked to the performance of the Reference Asset may expect to hedge some or all of its position in that financial instrument.  Purchase or selling activity in the underlying index components in order to hedge the market-maker’s position in the financial instrument may affect the market price of the futures contracts included in the Reference Asset, which in turn may affect the level of the Reference Asset.  With respect to any of the activities described above, none of UBS, UBS Securities, CME Indexes, Dow Jones, or their respective affiliates has any obligation to take the needs of any buyers, sellers, or holders of the Notes into consideration at any time.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

INFORMATION REGARDING THE REFERENCE ASSET

All disclosures contained in this terms supplement regarding the Reference Asset, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Dow Jones and UBS. Dow Jones and UBS, which own the copyright and all other rights to the Reference Asset, have no obligation to continue to publish, and may discontinue publication of, the Reference Asset. The consequences of Dow Jones and UBS discontinuing publication of the Reference Asset are discussed in the section of the product prospectus supplement entitled “General Terms of the Notes— Unavailability of the Level of the Reference Asset on a Valuation Date.” Neither we nor RBCCM accepts any responsibility for the calculation, maintenance or publication of the Reference Asset or any successor index.

Reference Asset Description

“Dow Jones®,” “DJ,” “UBS,” “Dow Jones-UBS Commodity IndexSM - Excess Return”, and “DJUBSSM” are service marks of Dow Jones and UBS, as the case may be, and have been licensed for use by us for certain purposes. The Notes are not sponsored, endorsed, sold, or promoted by CME Indexes, Dow Jones, UBS, UBS Securities or any of their respective subsidiaries or affiliates, and none of these entities or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in the Notes.

Acquisition by UBS Securities and CME Indexes Joint Venture

In May 2009, UBS Securities completed its previously announced acquisition of AIG’s commodity index business, at which time UBS Securities and Dow Jones entered into a joint marketing agreement to market the Dow Jones-UBS Commodity IndexSM. Dow Jones indicated that the Dow Jones-UBS Commodity IndexSM - Excess Return will have an identical methodology as the Dow Jones-AIG Commodity IndexSM - Excess Return, and would take the same form and format as the Dow Jones-AIG Commodity IndexSM - Excess Return. Dow Jones subsequently assigned all of its interests in the joint marketing agreement to CME Indexes. In March 2010, CME Group Inc. and Dow Jones launched CME Indexes, a joint venture company, which is 90% owned by CME Group Inc. and 10% owned by Dow Jones. The Dow Jones-UBS Commodity IndexSM is calculated and published by Dow Jones Indexes, the marketing name for CME Indexes, in conjunction with UBS Securities.

General

The Reference Asset is a proprietary index that provides a liquid and diversified benchmark for commodities investments. The Reference Asset was established on July 14, 1998. The 23 commodities that are eligible for inclusion in the Reference Asset are as follows: aluminum, cocoa, coffee, copper, corn, cotton, crude oil, gold, heating oil, lead, lean hogs, live cattle, natural gas, nickel, platinum, silver, soybeans, soybean oil, sugar, tin, unleaded gasoline, wheat, and zinc. The 20 Index Commodities selected for 2012 (the “Index Commodities”) are as follows: aluminum, Brent crude oil, coffee, copper, corn, cotton, gold, heating oil, lean hogs, live cattle, natural gas, nickel, silver, soybeans, soybean oil, sugar, unleaded gasoline, wheat, WTI crude oil, and zinc. The Index Commodities currently trade on United States exchanges, with the exception of aluminum, nickel, and zinc, which trade on the London Metals Exchange (the “LME”), and Brent Crude Oil, which trades on the ICE. The designated futures contracts for the Index Commodities (the “Designated Contracts”) are set forth below in the section entitled “—Designated Contracts for Each Index Commodity.” The actual Index Commodities included in the Reference Asset are set forth below in the section “—Annual Reweighting and Rebalancing of the Reference Asset.”

The Reference Asset tracks what is known as a rolling futures position, which is a position where, on a periodic basis, futures contracts on physical commodities specifying delivery on a nearby date must be sold and futures contracts on physical commodities that have not yet reached the delivery period must be purchased. An investor with a rolling futures position is able to avoid delivering underlying physical commodities while maintaining exposure to those commodities. During the “roll period,” which occurs over a period of five DJ-UBS Business Days (as defined below) each month, the calculation of the Reference Asset is gradually shifted from the use of the nearby dated futures contracts included in the Reference Asset to longer-dated futures contracts (at a rate of 20% per DJ-UBS Business Day during the roll period). At the end of the roll period, the longer-dated futures contracts are used to calculate the Reference Asset until the next roll period.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

The methodology for determining the composition and weighting of the Reference Asset and for calculating its level is subject to modification by CME Indexes and UBS Securities at any time.

A “DJ-UBS Business Day” means a day on which the sum of the Commodity Index Percentages (as described below under “—Annual Reweighting and Rebalancing of the Reference Asset”) for the Index Commodities that are open for trading is greater than 50%.

The Reference Asset is computed on the basis of hypothetical investments in the basket of commodities included in the Reference Asset. The Reference Asset was created using the following four main principles:

Economic Significance:  To achieve a fair representation of a diversified group of commodities to the world economy, the Reference Asset uses both liquidity data and dollar-weighted production data in determining the relative quantities of included commodities. The Reference Asset primarily relies on liquidity data, or the relative amount of trading activity of a particular commodity, as an important indicator of the value placed on that commodity by financial and physical market participants. The Reference Asset also relies on production data as a useful measure of the importance of a commodity to the world economy.

Diversification:  In order to avoid being subjected to micro-economic shocks in one commodity or sector, diversification rules have been established and are applied annually and, in addition, the Reference Asset is rebalanced annually on a price-percentage basis in order to maintain diversified commodities exposure over time.

Continuity:  The Reference Asset is intended to provide a stable benchmark, so that there is confidence that historical performance data is based on a structure that bears some resemblance to both the current and future composition of the Reference Asset.

Liquidity:  The inclusion of liquidity as a weighting factor helps to ensure that the Reference Asset can accommodate substantial investment flows.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

Designated Contracts for Each Index Commodity

One or more Designated Contracts is selected by UBS Securities as the reference contract for each Index Commodity. With the exception of several LME contracts, where UBS Securities believes that there exists more than one futures contract with sufficient liquidity to be chosen as a Designated Contract for an Index Commodity, UBS Securities has historically selected the futures contract that is traded in North America and denominated in United States dollars. If more than one of those contracts exists, UBS Securities has selected the most actively traded contract (with the exception of Crude Oil, for which two Designated Contracts have been selected). Data concerning the Designated Contract will be used to calculate the Reference Asset. The termination or replacement of a futures contract on an established exchange occurs infrequently. If a Designated Contract were to be terminated or replaced, a comparable futures contract would be selected, if available, to replace that Designated Contract. The Designated Contracts for the Index Commodities eligible for inclusion in the Reference Asset are traded on the Chicago Board of Trade (“CBOT”), the LME, the Chicago Mercantile Exchange (“CME”), the New York Board of Trade (“NYBOT”), the Commodities Exchange (the “COMEX”) and the New York Mercantile Exchange (the “NYMEX”), and are as follows:

Index Commodity	Designated Contract and Price Quote	Current Weightings of Designated Contracts (1)	Exchange	Units

Aluminum	High Grade Primary Aluminum $/metric ton	5.25%	LME	25 metric tons

Brent Crude Oil	Brent Crude Oil $/barrel	4.82%	ICE	1,000 barrels

Coffee	Coffee “C” cents/pound	1.76%	NYBOT	37,500 lbs

Copper (2)	Copper cents/pound	7.00%	COMEX	25,000 lbs

Corn	Corn cents/bushel	7.39%	CBOT	5,000 bushels

Cotton	Cotton cents/pound	1.50%	NYBOT	50,000 lbs

Gold	Gold $/troy oz.	9.78%	COMEX	100 troy oz.

Heating Oil	Heating Oil cents/gallon	3.28%	NYMEX	42,000 gallons

Lean Hogs	Lean Hogs cents/pound	1.88%	CME	40,000 lbs

Live Cattle	Live Cattle cents/pound	3.60%	CME	40,000 lbs

Natural Gas	Henry Hub Natural Gas $/mmbtu	13.24%	NYMEX	10,000 mmbtu

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

Nickel	Primary Nickel $/metric ton	2.18%	LME	6 metric tons

Silver	Silver cents/troy oz.	2.90%	COMEX	5,000 troy oz.

Soybean Oil	Soybean Oil cents/pound	3.21%	CBOT	60,000 lbs

Soybeans	Soybeans cents/bushel	8.52%	CBOT	5,000 bushels

Sugar	World Sugar No. 11 cents/pound	3.06%	NYBOT	112,000 lbs

Unleaded Gasoline (RBOB)	Reformulated Blendstock for Oxygen Blending cents/gallon	3.07%	NYMEX	42,000 gallons

Wheat	Wheat cents/bushel	6.49%	CBOT	5,000 bushels

WTI Crude Oil	Light, Sweet Crude Oil $/barrel	8.11%	NYMEX	1,000 barrels

Zinc	Special High Grade Zinc $/metric ton	2.97%	LME	25 metric tons

(1)	Reflects the approximate weightings as of October 22, 2012 of the twenty commodities currently included in the Reference Asset.

(2)
The Reference Asset uses the high grade copper contract traded on the COMEX Division of the NYMEX as the Designated Contract for Copper, but uses COMEX prices for this Designated Contract and the LME copper contract volume data in determining the weighting for the Reference Asset.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

Commodity Groups

For purposes of applying the diversification rules discussed herein, each of the eligible Index Commodities is assigned to “Commodity Groups.” The Commodity Groups, the commodities of each and the index weighting of each Commodity Group as of October 22, 2012 are as follows:

Commodity Group:	Commodities:	Index Weighting by Commodity Group as of October 22, 2012 (1):

Agriculture	Corn Soybeans Soybean Oil Wheat Coffee Cotton Sugar	31.93%

Energy	Crude Oil Heating Oil Natural Gas Unleaded Gasoline (RBOB)	32.52%

Industrial Metals	Aluminum Copper Nickel Zinc	17.40%

Livestock	Lean Hogs Live Cattle	5.48%

Precious Metals	Gold Silver	12.68%

(1)	Reflects the rounded weightings of the five Commodity Groups currently included in the Reference Asset.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

Index Multipliers

The following is a list of the Index Commodities included in the Reference Asset for 2012, as well as their respective Commodity Index Multipliers for 2012:

Index Commodity	2012 Commodity Dow Jones- UBS Commodity Index Multiplier
Aluminum	0.122001240
Brent Crude Oil	2.018463730
Coffee	49.718288270
Copper	88.137951720
Corn	44.427643590
Cotton	89.420009330
Gold	0.259614930
Heating Oil	48.394800460
Lean Hogs	107.921951210
Live Cattle	129.475993150
Natural Gas	148.928960410
Nickel	0.005894520
Silver	4.137722700
Soybean Oil	282.740858540
Soybeans	25.375818920
Sugar	691.631070700
Unleaded Gasoline	52.809861150
Wheat	34.038931390
WTI Crude Oil	4.079212650
Zinc	0.072232310

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

Index Supervisory and Advisory Committees

CME Indexes and UBS Securities have established a two-tier oversight structure comprised of an index supervisory committee (the “Supervisory Committee”) and an advisory committee (the “Advisory Committee”) in order to expand the breadth of input into the decision-making process while also providing a mechanism for more rapid reaction to market disruptions and extraordinary changes in market conditions. The Supervisory Committee is comprised of three members, two of whom are appointed by UBS Securities and one of whom is appointed by CME Indexes, and will make all final decisions relating to the Reference Asset with the advice and recommendations of the Advisory Committee. The Advisory Committee consists of six to twelve members drawn from the financial and academic communities. Both the Supervisory and Advisory Committees meet annually in June or July to consider any changes to be made to the Reference Asset for the coming year. These committees may also meet at such other times as may be necessary for purposes of their respective responsibilities in connection to the oversight of the Reference Asset.

Annual Reweighting and Rebalancing of the Reference Asset

The Reference Asset is reweighted and rebalanced each year in January on a price-percentage basis. The annual weightings will be determined each year in June or July by the Supervisory Committee.  The recalculation of the composition of the Reference Asset will be determined each year in June by UBS Securities under the supervision of the Supervisory Committee, and such determination will be reviewed by the Supervisory and Advisory Committees at their June or July meeting. Once approved by the Supervisory Committee, the new composition of the Reference Asset is announced in July or August following such meeting, and takes effect in the month of January immediately following that announcement.

For each commodity designated for potential inclusion in the Reference Asset, liquidity is measured by the commodity liquidity percentage (the “CLP”) and production is measured by the commodity production percentage (the “CPP”). The CLP for each Designated Contract is determined by taking a five-year average of the product of the trading volume and the historic United States dollar value of that contract, and dividing the result by the sum of the products for all Designated Contracts. The CPP is determined for each Designated Contract by taking a five-year average of annual world production figures, adjusted by the historic United States dollar value of the Designated Contract, and dividing the result by the sum of the production figures for all the commodities which were designated for potential inclusion in the Reference Asset. The CLP and CPP are then combined (using a ratio of 2:1) to establish the Commodity Index Percentage (the “CIP”) for each commodity. The CIP is then adjusted in accordance with the diversification rules described below in order to determine the commodities which will be included in the Reference Asset and their respective percentage weights.

To ensure that no single commodity or commodity sector dominates the Reference Asset, the following diversification rules are applied to the annual reweighting and rebalancing of the Reference Asset as of January of the applicable year:

•	No related group of commodities designated as a Commodity Group (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Reference Asset;

•	No single commodity may constitute more than 15% of the Reference Asset (Brent and WTI are considered together as one commodity for purposes of applying the 15% limit);

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Reference Asset; and

•	No single commodity in the Reference Asset (e.g., natural gas or silver) may constitute less than 2% of the Reference Asset.

Following the annual reweighting and rebalancing of the Reference Asset in January, the percentage of any single commodity or group of commodities at any time prior to the next reweighting or rebalancing will fluctuate and may exceed or be less than the percentage set forth above.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

Following application of the diversification rules discussed above, the CIPs are incorporated into the Reference Asset by calculating the new unit weights for each Designated Contract. On the fourth Business Day of the month of January following the calculation of the CIPs, the CIPs are combined with the settlement prices of all of the Designated Contracts for such day to create the Commodity Index Multiplier (the “CIM”) for each of the Designated Contracts. These CIMs remain in effect throughout the ensuing year. As a result, the observed price percentage of each commodity included in the Reference Asset will float throughout the year until the CIMs are reset the following year based on new CIPs.

Computation of the Reference Asset

The Reference Asset is calculated by CME Indexes, in conjunction with UBS Securities, by applying the impact of the changes to the prices of the Designated Contracts (based on their relative weightings). Once the CIMs are determined as discussed above, the calculation of the Reference Asset is a mathematical process whereby the CIMs for the Designated Contracts are multiplied by the prices for those contracts. These products are then summed. The daily percentage change in this sum is then applied to the prior day’s level of the Reference Asset to calculate the current level of the Reference Asset.

License Agreement

We have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the Reference Asset, in connection with certain securities, including the Notes. The Reference Asset is owned and published by Dow Jones and UBS.

The license agreement provides that the following language must be set forth in this pricing supplement:

The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Opco, LLC (“Dow Jones Opco”), a subsidiary of S&P Dow Jones Indices LLC and UBS Securities, and have been licensed for use.  Dow Jones® and DJ are trademarks of Dow Jones.  “UBS” is a registered trademark of UBS.

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones, UBS, UBS Securities, Dow Jones Opco or any of their subsidiaries or affiliates.  None of Dow Jones, UBS, UBS Securities, Dow Jones Opco or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Notes or any member of the public regarding the advisability of investing in securities or commodities generally or in the Notes particularly.  The only relationship of Dow Jones, UBS, UBS Securities, Dow Jones Opco or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Reference Asset, which is determined, composed and calculated by Dow Jones Opco in conjunction with UBS Securities without regard to us or the Notes.  Dow Jones, UBS Securities and Dow Jones Opco have no obligation to take our needs or the needs of the holders of the Notes into consideration in determining, composing or calculating the Reference Asset.  None of Dow Jones, UBS, UBS Securities, Dow Jones Opco or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash.  None of Dow Jones, UBS, UBS Securities, Dow Jones Opco or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to the holders of the Notes, in connection with the administration, marketing or trading of the Notes.  Notwithstanding the foregoing, UBS, UBS Securities, CME Group Inc., an affiliate of S&P Dow Jones Indices LLC, and their respective subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Notes currently being issued by Licensee, but which may be similar to and competitive with the Notes.  In addition, UBS, UBS Securities, CME Group Inc. and their subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Dow Jones-UBS Commodity Index and Dow Jones-UBS Commodity Index Total ReturnSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures.  It is possible that this trading activity will affect the level of the Reference Asset and the Notes.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

This terms supplement relates only to the Notes and does not relate to the exchange-traded physical commodities underlying any of the Dow Jones-UBS Commodity Index components.  Purchasers of the Notes should not conclude that the inclusion of a futures contract in the Dow Jones-UBS Commodity Index is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Dow Jones, UBS, UBS Securities, Dow Jones Opco or any of their subsidiaries or affiliates.  The information in this term sheet regarding the Dow Jones-UBS Commodity Index components has been derived solely from publicly available documents.  None of Dow Jones, UBS, UBS Securities, Dow Jones Opco or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Dow Jones-UBS Commodity Index components in connection with the notes.  None of Dow Jones, UBS, UBS Securities, Dow Jones Opco or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Dow Jones-UBS Commodity Index components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF DOW JONES, UBS, UBS SECURITIES, DOW JONES OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES-UBS COMMODITY INDEX OR ANY DATA RELATED THERETO AND NONE OF DOW JONES, UBS, UBS SECURITIES, DOW JONES OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN.  NONE OF DOW JONES, UBS, UBS SECURITIES, DOW JONES OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  NONE OF DOW JONES, UBS, UBS SECURITIES, DOW JONES OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES-UBS COMMODITY INDEXSM OR ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, UBS, UBS SECURITIES, DOW JONES OPCO OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG UBS SECURITIES AND DOW JONES OPCO, OTHER THAN UBS AND THE LICENSORS OF DOW JONES OPCO.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

Historical Information

The graph below sets forth the information relating to the historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing levels of the Reference Asset. The information provided in this table is for the four calendar quarters of 2009, 2010, and 2011, the first, second and third calendar quarters of 2012 and for the period from October 1, 2012 to November 15, 2012.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Period- Start Date	Period- End Date	High Intra-Day Level of the Reference Asset	Low Intra-Day Level of the Reference Asset	Period-End Closing Level of the Reference Asset

1/1/2009	3/31/2009	123.79	101.48	109.78
4/1/2009	6/30/2009	131.59	106.82	122.54
7/1/2009	9/30/2009	133.10	112.60	127.68
10/1/2009	12/31/2009	141.19	122.78	139.19

1/1/2010	3/31/2010	145.12	125.56	132.15
4/1/2010	6/30/2010	137.03	121.19	125.75
7/1/2010	9/30/2010	140.70	123.41	140.29
10/1/2010	12/31/2010	162.57	138.00	162.39

1/1/2011	3/31/2011	170.54	157.35	169.39
4/1/2011	6/30/2011	175.68	153.85	158.13
7/1/2011	9/30/2011	166.52	140.12	140.20
10/1/2011	12/30/2011	151.34	136.17	140.68

1/1/2012	3/30/2012	149.59	139.77	141.90
4/1/2012	6/29/2012	144.07	126.22	135.42
7/1/2012	9/28/2012	152.71	134.68	148.51
10/1/2012	11/15/2012	149.91	139.90	140.64

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Buffered Bullish Enhanced Return Notes Linked to the Dow Jones-UBS Commodity IndexSM - Excess Return, Due November 21, 2019

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on or about November 21, 2012, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

RBCCM may pay fees of up to [       ] to one or more FINRA members for marketing services relating to this offering.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements the discussion in the product prospectus supplement dated February 24, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Foreign Account Tax Compliance Act. The Internal Revenue Service has issued notices and the Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences— Supplemental U.S. Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the Internal Revenue Service notices, withholding requirements with respect to payments made on the Notes will generally begin no earlier than January 1, 2014. Pursuant to the proposed regulations, if finalized in their current form, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the Notes.

RBC Capital Markets, LLC